Exhibit 99.4

FORM OF

BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS

OF FG FINANCIAL GROUP, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights Distributed to Stockholders

of FG Financial Group, Inc.

October 29, 2021

To our Clients:

This letter is being distributed to our clients who are holders of common stock, $0.001 par value per share (the “Common Stock”), of FG Financial Group, Inc. (the “Company”), as of 5:00 p.m., Eastern Time, on October 25, 2021, the record date, in connection with a distribution in a rights offering of non-transferable subscription rights to subscribe for and purchase shares of Common Stock. The rights offering and subscription rights are described in the accompanying prospectus, dated October 28, 2021.

In the rights offering, the Company is issuing subscription rights to subscribe for up to 757,720 shares of Common Stock on the terms and subject to the conditions described in the prospectus, at a subscription price of $4.00 per share. The subscription rights may be exercised at any time prior to 5:00 p.m., Eastern Time, on November 29, 2021, the expiration date, unless extended by the Company. Any subscription rights that are not exercised by 5:00 p.m., Eastern Time, on the expiration date will expire, have no value and cease to be exercisable for shares of Common Stock.

As described in the prospectus, holders will receive one subscription right for every share of Common Stock owned on the record date. Each subscription right entitles the beneficial owner thereof to purchase from the Company 0.15 of a share of Common Stock at the subscription price of $4.00 per whole share, which we refer to as the basic subscription right.

In addition, holders who fully exercise their basic subscription rights will be entitled to subscribe, at the same subscription price, for additional shares that remain unsubscribed as a result of any unexercised basic subscription right (the “over-subscription privilege”). Subject to certain limitations described in the prospectus, if sufficient shares are available, the Company will seek to honor all over-subscription privilege requests in full. If, however, an insufficient number of shares are available to fully satisfy all over-subscription privilege requests, the available shares will be distributed proportionately among the holders of subscription rights who exercise their over-subscription privilege, based on the number of shares each subscription rights holder subscribed for under the basic subscription right.

The Company will not issue fractional shares. Instead, fractional shares resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payment received by the subscription agent will be returned, without interest or penalty, promptly following the expiration of the offering.

Your subscription rights are non-transferable, meaning that you may not sell, transfer or assign your subscription rights to anyone else.

Enclosed are copies of the following documents:

1.	Prospectus

2.	Form of Beneficial Owner Election Form

3.	Instructions as to Use of Subscription Rights Certificates

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed prospectus and other materials. However, we urge you to read the prospectus and other enclosed materials carefully before instructing us to exercise your subscription rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise subscription rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at 5:00 p.m., Eastern Time, on the expiration date. You are encouraged to forward your instructions to us before the expiration date to allow us ample time to act upon your instructions. A holder cannot revoke the exercise of a subscription right.

If you wish to have us, on your behalf, exercise the subscription rights for any shares to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form enclosed with this notice.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO Alliance Advisors, LLC, THE INFORMATION AGENT,
TOLL-FREE AT (855) 723-7819.